Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Announces Senior Leadership Updates

Oxford, CT - Wednesday, June 7, 2017 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced, through the Board of Directors, internal promotions in line with a longer-term succession plan for the Company’s senior leadership team. The plan addresses the roles of Daniel Bergeron, Director, Vice President, and Chief Financial Officer (CFO), and Ernie Hawkins, Corporate Controller of the Sargent Aerospace & Defense Division.

Mr. Bergeron has been promoted to Chief Operating Officer (COO) and will remain Director, Vice President and CFO. He will no longer perform the duties of the Assistant Secretary. As COO, Mr. Bergeron will increase his management responsibilities of more operational divisions, will continue his responsibilities as CFO, assisted by Ernie Hawkins.

Mr. Hawkins has been promoted to Vice President of Finance, Chief Accounting Officer. Mr. Hawkins will now be responsible for overseeing Corporate Accounting and SEC Reporting, and the Company’s Information Technology Group. He will also support Mr. Bergeron on Mergers and Acquisitions, Investor Relations, and Treasury.

These promotions will allow Dr. Hartnett to maintain his focus on executing the Company’s strategy, while remaining Chairman of the Board and CEO.

Dr. Hartnett commented, “On behalf of the Board, I’d like to congratulate Dan and Ernie on their new responsibilities. The plan our board has set in motion today further strengthens our current leadership team, while also setting the stage for our future success. We are confident that Dan and Ernie will continue to support the strategic direction of our Company.”

Daniel A. Bergeron is Director, Vice President and Chief Financial Officer. He joined the Company in May 2003 as Vice President, Finance and has been a Director since June 2013. On August 5, 2003, he was appointed Vice President and Chief Financial Officer. Mr. Bergeron holds a B.S. in Finance from Northeastern University and a M.B.A. from the University of New Haven.

Ernie Hawkins is Corporate Controller of the Company’s Sargent Aerospace & Defense Division. He joined RBC Bearings in 2015 as part of the Sargent Aerospace & Defense acquisition. He was with Sargent’s previous parent company, Dover Corporation, since 2002. Mr. Hawkins graduated from Ball State University and is a Certified Public Accountant.

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com